Exhibit 2.1
FORM OF
SEPARATION AGREEMENT
between
ECHOSTAR COMMUNICATIONS CORPORATION
and
ECHOSTAR HOLDING CORPORATION

(i)

(con’t)
(ii)

(con’t)

		Page
Section 9.14	Survival of Covenants	54
Section 9.15	Waiver of Default; Conflicts	54
Section 9.16	Amendments	54
Section 9.17	Controlling Documents	55
Section 9.18	Specific Performance	55

Annex A	Company Group Balance Sheet

SCHEDULES
Schedule 1.1	Company Contracts
Schedule 1.2	Exclusive ECC Contingent Gain
Schedule 1.3	Exclusive ECC Contingent Liability
Schedule 1.4	Exclusive Company Contingent Gain
Schedule 1.5	Exclusive Company Contingent Liability
Schedule 1.6	Separation Transactions
Schedule 1.7	Shared Contingent Gain
Schedule 1.8	Shared Contingent Liability
Schedule 2.4(a)	Outstanding Capital Stock, Units or Other Equity Interests of the Entities
Schedule 2.4(b)(i)	Excluded Assets
Schedule 2.5(b)(ii)	Excluded Assumed Liabilities
Schedule 2.11(b)	Transfer of Tangible Property
Schedule 3.2(j)	Consents and Approvals
Schedule 3.3(b)	Director and Officer Resignations-ECC Group
Schedule 3.4(b)	Director and Officer Resignations-Company
Schedule 5.1	Mutual Release
Schedule 6.5	Contingent Liability; Contingent Gain

EXHIBITS
Exhibit A	Broadcast Agreement
Exhibit B	Employee Matters Agreement
Exhibit C	Installation Services Agreement
Exhibit D	Intellectual Property Matters Agreement
Exhibit E-1	Inverness Lease Agreement
Exhibit E-2	Meridian Lease Agreement
Exhibit E-3	Santa Fe Lease Agreement
Exhibit F	Management Services Agreement
Exhibit G	Packout Services Agreement
Exhibit H	Product Support Agreement
Exhibit I	Receiver Agreement
Exhibit J	Remanufactured Receiver Agreement
Exhibit K-1	Satellite Transponder Service Agreement (Echo III)
Exhibit K-2	Satellite Transponder Service Agreement (Echo VI)
Exhibit K-3	Satellite Transponder Service Agreement (Echo VIII)
Exhibit K-4	Satellite Transponder Service Agreement (Echo XII)
(iii)

(con’t)

Exhibit L	Satellite Procurement Agreement
Exhibit M	Services Agreement
Exhibit N	Tax Sharing Agreement
Exhibit O	Telemetry Tracking and Control Agreement
Exhibit P	Transition Services Agreement
(iv)

FORM OF
SEPARATION AGREEMENT
     This Separation Agreement (this “Agreement”) is entered into as of                           , 2007, by and between EchoStar Communications Corporation, a Nevada corporation (“ECC”), and EchoStar Holding Corporation, a Nevada corporation (the “Company”).
RECITALS
     WHEREAS, the Board of Directors of ECC (the “ECC Board”) has determined it is appropriate and desirable to separate ECC and the Company into two publicly-traded companies by separating from ECC and transferring to the Company ECC’s non-Consumer Business (as defined below), and related assets and liabilities, in a series of transactions on the terms and conditions set forth herein.
     WHEREAS, the ECC Board has determined that it would be advisable and in the best interests of ECC and its stockholders for ECC to distribute, on a pro rata basis, (i) to the holders as of the Record Date (as defined below) of the issued and outstanding shares of ECC’s Class A common stock, par value $0.01 per share (the “ECC Class A Common Stock”), all of the issued and outstanding shares of the Company’s Class A common stock, par value $0.001 per share (the “Company Class A Common Stock”), owned by ECC as of the Distribution Date (as defined below) and (ii) to the holders as of the Record Date of the issued and outstanding shares of ECC’s Class B common stock, par value $0.001 per share (the “ECC Class B Common Stock”, together with the ECC Class A Common Stock, the “ECC Common Stock”), all of the issued and outstanding shares of the Company’s Class B common stock, par value $0.001 per share (the “Company Class B Common Stock, together with the Company Class A Common Stock, the “Company Common Stock”), owned by ECC as of the Distribution Date, in each case, as further described herein (collectively, the “Distribution”);
     WHEREAS, ECC and the Company intend that the Separation (as defined below) and the Distribution will qualify for United States federal income tax purposes as transactions that are generally tax free under, among other provisions, Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”) and hereby adopt this Agreement as a “plan of reorganization”; and
     WHEREAS, the parties hereto intend in this Agreement to set forth the principal arrangements between them regarding the Separation and the Distribution and certain other agreements that will govern the relationship of ECC and the Company following the Distribution.
     NOW, THEREFORE, in consideration of the mutual promises, covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree, intending to be legally bound, as follows:

ARTICLE I
DEFINITIONS
     For purposes of this Agreement, the following terms shall have the following meanings:
     “AAA” shall have the meaning set forth in Section 8.3(a) of this Agreement.
     “Action” means any demand, action, suit, counter suit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.
     “Affiliate” of any Person means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such first Person as of the date on which or at any time during the period for when such determination is being made. For purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.
     “Agent” means the distribution agent to be appointed by ECC to distribute to the stockholders of ECC pursuant to the Distribution all of the shares of the Company Common Stock.
     “Agreement” shall have the meaning set forth in the preamble of this Agreement.
     “Ancillary Agreements” means the (i) Broadcast Agreement, (ii) Employee Matters Agreement, (iii) Installation Services Agreement, (iv) Intellectual Property Matters Agreement, (v) Lease Agreements, (vi) Management Services Agreement, (vii) Packout Services Agreement, (viii) Product Support Services Agreement, (ix) Receiver Agreement, (x) Remanufactured Receiver Agreement, (xi) Satellite Transponder Service Agreements, (xii) Satellite Procurement Agreement, (xiii) Services Agreement, (xiv) Tax Sharing Agreement, (xv) Telemetry Tracking and Control Agreement, and (xvi) Transition Services Agreement, and, in the singular, means any one of them.
     “Applicable Law” means any applicable law, statute, rule or regulation of any Governmental Authority or any outstanding order, judgment, injunction, ruling or decree by any Governmental Authority.
     “Appurtenances” means, in respect of any Land, all privileges, rights, easements, servitudes, hereditaments and appurtenances and similar interests belonging to or for the benefit of such Land, including all easements and servitudes appurtenant to and for the benefit of such Land (a “Dominant Parcel”) for, and as the primary means of, access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included therein or adjacent thereto.

     “Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:
     (i) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;
     (ii) all computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tools, prototypes and models and other tangible personal property, wherever located that are owned or leased by the Person, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof;
     (iii) all inventories, wherever located, including all finished goods, (whether or not held at any location or facility or in transit), work in process, raw materials, spare parts and all other materials and supplies to be used or consumed in the production of finished goods;
     (iv) all interests in any Land and Improvements and all Appurtenances thereto;
     (v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; and all other investments in securities of any Person;
     (vi) all license agreements, leases of personal property, including satellites, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;
     (vii) all deposits and prepaid expenses, letters of credit and performance and surety bonds, claims for refunds and rights of set-off in respect thereof;
     (viii) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses whether prepared by Affiliates, by consultants or other third parties;
     (ix) all Intellectual Property and licenses from third Persons granting the right to use any Intellectual Property;
     (x) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;
     (xi) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;
     (xii) all trade accounts and notes receivable and other rights to payment from customers and all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or otherwise disposed of or services rendered to customers, (b) all other accounts and notes receivable and all security for such accounts or notes, and (c) any claim, remedy or other right relating to any of the foregoing;
     (xiii) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;
     (xiv) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution, including Insurance Proceeds;
     (xv) all licenses (including radio and similar licenses), permits, approvals and authorizations which have been issued by any Governmental Authority, including the FCC; and
     (xvi) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements.
     “Assumed Liabilities” shall have the meaning set forth in Section 2.5(a) of this Agreement.
     “Class A Distribution Ratio” shall have the meaning set forth in Section 3.5(c)(ii) of this Agreement.
     “Class B Distribution Ratio” shall have the meaning set forth in Section 3.5(c)(ii) of this Agreement.
     “Code” shall have the meaning set forth in the recital of this Agreement.
     “Commission” means the Securities and Exchange Commission.
     “Company” shall have the meaning set forth in the preamble of this Agreement.
     “Company Business” means the Receiver Business, the fixed satellite transmission services business, the satellite leasing business and the international businesses operated by the Company Group.
     “Company Class A Common Stock” shall have the meaning set forth in the recital of this Agreement.
     “Company Class B Common Stock” shall have the meaning set forth in the recital of this Agreement.

     “Company Common Stock” shall have the meaning set forth in the recital of this Agreement.
     “Company Contracts” means the following Contracts to which ECC or any member of the ECC Group is a party or by which it or any of its Assets is bound, whether or not in writing, except for any such Contract that is explicitly retained by ECC or any member of the ECC Group pursuant to any provision of this Agreement or any Ancillary Agreement: (i) any Contract entered into in the name of, or expressly on behalf of, the Company Business; (ii) any Contract that relates substantially or exclusively to the Company Business; (iii) any Contract that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to the Company or any member of the Company Group; (iv) any guarantee, indemnity, representation, warranty or other Liability of any member of the ECC Group or the Company Group in respect of any Company Contract, any Assumed Liability or the Company Business (including guarantees of financing incurred by customers or other third parties in connection with purchases of products or services from the Company Business); and (v) any other Contract identified on Schedule 1.1.
     “Company Group” means the Company, each Subsidiary of the Company and each other Person that is controlled directly or indirectly by the Company immediately after the Distribution.
     “Company Group Balance Sheet” means (i) the audited combined balance sheet of the Company Group for the year ended December 31, 2006, (ii) the unaudited combined balance sheet of the Company Group for the nine months ended September 30, 2007 and (iii) the unaudited pro forma combined and adjusted balance sheet of the Company Group for the nine months ended September 30, 2007, in each case, including the notes thereto, substantially in the form attached as Annex A.
     “Company Indemnified Parties” shall have the meaning set forth in Section 5.2 of this Agreement.
     “Company Information” shall have the meaning set forth in Section 4.6(a) of this Agreement.
     “Confidential Information” shall mean all proprietary, design or operational information, data or material including, without limitation, (a) specifications, ideas and concepts for products and services, (b) manufacturing specifications and procedures, (c) design drawings and models, (d) materials and material specifications, (e) quality assurance policies, procedures and specifications, (f) customer information, (g) computer software and derivatives thereof relating to design development or manufacture of products, (h) training materials and information, (i) all other know-how, methodology, procedures, techniques and trade secrets related to design, development and manufacturing, (j) proprietary earnings reports and forecasts, (k) proprietary macro-economic reports and forecasts, (l) proprietary business plans, (m) proprietary general market evaluations and surveys and (o) proprietary financing and credit-related information of one party hereto which, prior to or following the Distribution Date, has been disclosed by ECC or members of its Group on the one hand, or the Company or members of its Group, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other Group, including pursuant to the access provisions of Section 4.3 hereof or any other provision of this Agreement (except to the extent that such Information can be shown to have been (x) in the public domain through no fault of such party

(or such party’s Group) or (y) later lawfully acquired from other sources by the party (or such party’s Group) to which it was furnished; provided, however, in the case of (y) that such sources did not provide such Information in breach of any confidentiality obligations.
     “Consents” means any consents, waivers or approvals, or notification requirements.
     “Consumer Business” means the United States subscriber television services business, which consists of numerous video, audio and data channels, interactive television channels, digital video recording, high definition television, international programming, professional installation and 24 hour customer service called “DISH” and known as the “DISH Network”.
     “Contingent Claim Committee” shall mean a committee composed of one representative designated from time to time by each of ECC and the Company that shall be established in accordance with Section 6.5.
     “Contingent Gain” means any claim or right of a member of the ECC Group or the Company Group, whenever arising, against any Person (other than a member of the ECC Group or the Company Group); provided, that (i) such claim or right has accrued as of the Distribution Date, and (ii) the existence or scope of the claim or right against such other Person was not acknowledged, fixed or determined in any material respect as of the Distribution Date as a result of a dispute or other uncertainty due to the failure of such claim or right to have been discovered or asserted as of the Distribution Date. For purposes of the foregoing, a claim or right shall be deemed to have accrued as of the Distribution Date if all the elements of the claim necessary for its assertion shall have occurred on or prior to the Distribution Date such that the claim or right, where it is asserted in an Action on or prior to the Distribution Date would not be dismissed by a court on ripeness or similar grounds, regardless of whether there was any Action pending, threatened or contemplated as of the Distribution Date with respect thereto.
     “Contingent Liability” means any Liability of a member of the ECC Group or the Company Group, whenever arising, against any Person (other than a member of the ECC Group or the Company Group); provided, that (i) such Liability has accrued as of the Distribution Date and (ii) the existence or scope of such Liability was not acknowledged, fixed or determined in any material respect as of the Distribution Date as a result of a dispute or other uncertainty due to the failure of such Liability to have been discovered or asserted as of the Distribution Date. For purposes of the foregoing, a Liability shall be deemed to have accrued as of the Distribution Date if all the elements necessary for the assertion of a claim with respect to such Liability shall have occurred on or prior to the Distribution Date such that the claim, where it is asserted in an Action on or prior to the Distribution Date would not be dismissed by a court on ripeness or similar grounds.
     “Contract” means any contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under Applicable Law, including all claims or rights against any Person, choses in action and similar rights, whether accrued or contingent with respect to any such contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking, but excluding this

Agreement and any Ancillary Agreement save as otherwise expressly provided in this Agreement or in any Ancillary Agreement.
     “Contributions” means the Contribution, the First Contribution and the Second Contribution.
     “Determination Request” means a written request made to the Contingent Claim Committee, pursuant to Section 6.5(b), for a determination as to whether a Third Party Claim specified in such request constitutes a Shared Contingent Liability.
     “Distribution” shall have the meaning set forth in the recital of this Agreement.
     “Distributions” means the Distribution, the First Internal Distribution and the Second Internal Distribution.
     “Distribution Date” means the date determined by the ECC Board as the date on which the Distribution shall be effected.
     “Dispute” shall have the meaning set forth in Section 8.2(a) of this Agreement.
     “Dispute Notice” shall have the meaning set forth in Section 8.2(a) of this Agreement.
     “ECC” shall have the meaning set forth in the preamble of this Agreement.
     “ECC Board” shall have the meaning set forth in the recital of this Agreement.
     “ECC Class A Common Stock” shall have the meaning set forth in the recital of this Agreement.
     “ECC Class B Common Stock” shall have the meaning set forth in the recital of this Agreement.
     “ECC Common Stock” shall have the meaning set forth in the recital of this Agreement.
     “ECC Group” means ECC and each Subsidiary of ECC and each other Person that is controlled directly or indirectly by ECC immediately after the Distribution (other than any member of the Company Group).
     “ECC Indemnified Parties” shall have the meaning set forth in Section 5.3 of this Agreement.
     “Effective Time” shall have the meaning set forth in Section 3.5(b) of this Agreement.
     “Employee Matters Agreement” means the Employee Matters Agreement substantially in the form attached hereto as Exhibit A. From and after the Distribution Date, the Employee Matters Agreement shall refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

     “Encumbrance” means, with respect to any Asset, mortgages, liens, hypothecations, pledges, chares, security interests or encumbrances of any kind in respect of such Asset, whether or not filed, recorded or otherwise perfected under Applicable Law.
     “Environmental Law” means any federal, state, local, foreign or international statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law (including tort and environmental nuisance law), legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Authority, now or hereafter in effect relating to health, safety, pollution or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or to emissions, discharges, releases or threatened releases of any substance currently or at any time hereafter listed, defined designated or classified as hazardous, toxic, waste, radioactive or dangerous, or otherwise regulated, under any of the foregoing, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any such substances, including the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act and the Resource Conservation and Recovery Act and comparable provisions in state, local, foreign or international law.
     “Environmental Liabilities” means all Liabilities relating to, arising out of or resulting from any Environmental Law or Contract relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, governmental response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
     “Excluded Assets” shall have the meaning set forth in Section 2.4(b) of this Agreement.
     “Excluded Assumed Liabilities” shall have the meaning set forth in Section 2.5(b) of this Agreement.
     “Exclusive ECC Contingent Gain” means any Contingent Gain if such Contingent Gain relates exclusively to the Consumer Business, including the matters listed or described on Schedule 1.2 hereto, or if such Contingent Gain is expressly assigned to any member of the ECC Group pursuant to this Agreement or any Ancillary Agreement.
     “Exclusive ECC Contingent Liability” means any Contingent Liability if such Contingent Liability relates exclusively to the Consumer Business, including the matters listed or described on Schedule 1.3 hereto, or if such Contingent Liability is expressly assigned to any member of the ECC Group pursuant to this Agreement or any Ancillary Agreement.
     “Exclusive Company Contingent Gain” means any Contingent Gain if such Contingent Gain relates exclusively to the Company Business, including the matters listed or described on Schedule 1.4 hereto, or if such Contingent Gain is expressly assigned to any member of the Company Group pursuant to this Agreement or any Ancillary Agreement.

     “Exclusive Company Contingent Liability” means any Contingent Liability if such Contingent Liability relates exclusively to the Company Business, including the matters listed or described on Schedule 1.5 hereto, or if such Contingent Liability is expressly assigned to any member of the Company Group pursuant to this Agreement or any Ancillary Agreement.
     “FCC” means the Federal Communications Commission.
     “GAAP” shall have the meaning set forth in Section 2.4(a)(v) of this Agreement.
     “Governmental Approvals” means any notices, reports or other filings to be made, or any Consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.
     “Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.
     “Group” means the ECC Group or the Company Group, as the context requires.
     “Improvements” means, in respect of any Land, all buildings, structures, plants, fixtures and improvements located on such Land, including those under construction.
     “Indemnified Party” shall have the meaning set forth in Section 5.5(a) of this Agreement.
     “Indemnifying Party” shall have the meaning set forth in Section 5.5(a) of this Agreement.
     “Indemnity Payment” shall have the meaning set forth in Section 5.5(a) of this Agreement.
     “Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.
     “Information Statement” means the information statement forming a part of the Form 10 Registration Statement.
     “Installation Services Agreement” means the Installation Services Agreement substantially in the form attached hereto as Exhibit B. From and after the Distribution Date, the Installation Services Agreement shall refer to the agreement executed and delivered substantially in the form attached hereto as Exhibit B, as amended and/or modified from time to time in accordance with its terms.

     “Insurance Proceeds” means those monies (in each case net of any costs or expenses incurred in the collection thereof and net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments)): (a) received by an insured from an insurance carrier; or (b) paid by an insurance carrier on behalf of the insured.
     “Intellectual Property” means all domestic and foreign patents and patent applications, together with any continuations, continuations-in-part or divisional applications thereof, and all patents issuing thereon (including reissues, renewals and re-examinations of the foregoing); design patents, invention disclosures; mask works; copyrights, and copyright applications and registrations; Web addresses, all domestic and foreign trademarks, service marks, trade names, and trade dress, in each case together with any applications and registrations therefor and all appurtenant goodwill relating thereto; trade secrets, commercial and technical information, know-how, proprietary or confidential information, including engineering, production and other designs, notebooks, processes, drawings, specifications, formulae, and technology; computer and electronic data processing programs and software (object and source code), data bases and documentation thereof; inventions (whether patented or not); utility models; registered designs, certificates of invention and all other intellectual property under the laws of any country throughout the world.
     “Intellectual Property Matters Agreement” means the Intellectual Property Matters Agreement substantially in the form attached hereto as Exhibit C. From and after the Distribution Date, the Intellectual Property Matters Agreement shall refer to the agreement executed and delivered substantially in the form attached hereto as Exhibit C, as amended and/or modified from time to time in accordance with its terms.
     “IRS” means the Internal Revenue Service.
     “Land” means, in respect of any Person, all parcels and tracts of land in which the Person has an ownership interest.
     “Lease Agreements” means the Inverness Lease Agreement, the Meridian Lease Agreement and the Santa Fe Lease Agreement, each substantially in the forms attached hereto as Exhibit D-1, Exhibit D-2 and Exhibit D-3, respectively. From and after the Distribution Date, the Lease Agreements shall refer to the agreements executed and delivered substantially in the form attached hereto as Exhibit D-1, Exhibit D-2 and Exhibit D-3, respectively, as amended and/or modified from time to time in accordance with its terms.
     “Liability” means, with respect to any Person, any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exoneration covenants, Contracts, controversies, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, joint or several, whenever arising, and including those arising under any Applicable Law, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions) or order of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any Contract, in each case, whether or not recorded or reflected or otherwise disclosed or required to be recorded or reflected or otherwise disclosed, on the books and records or financial statements of any Person, including any Liability for Taxes.
     “Management Services Agreement” means the Management Services Agreement substantially in the form attached hereto as Exhibit E. From and after the Distribution Date, the Management Agreement shall refer to the agreement executed and delivered substantially in the form attached hereto as Exhibit E, as amended and/or modified from time to time in accordance with its terms.
     “NASDAQ” shall have the meaning set forth in Section 3.1(e) of this Agreement.
     “Packout Services Agreement” means the Packout Services Agreement substantially in the form attached hereto as Exhibit F. From and after the Distribution Date, the Packout Services Agreement shall refer to the agreement executed and delivered substantially in the form attached hereto as Exhibit F, as amended and/or modified from time to time in accordance with its terms.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.
     “Prime Rate” means the rate which Bank of America (or any successor thereto or other major money center commercial bank agreed to by the Parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.
     “Private Letter Ruling” means the private letter ruling from the IRS, in which the IRS rules that, among other things: (i) no gain or loss will be recognized by, and no amount will be included in the income of, (A) ECC or the Company upon the contribution of certain assets by ECC to the Company (the “Contribution”) and (B) ECC or stockholders of ECC upon the distribution of the all of the Company Common Stock held by ECC to the stockholders of ECC in the Distribution; (ii) no gain or loss will be recognized by, and no amount will be included in the income of, (A) EchoStar Orbital Corporation (“Orbital”) or the Company upon the contribution of certain assets by Orbital to the Company (the “Second Contribution”) and (B) Orbital or ECC upon the distribution of the all of the Company Common Stock held by Orbital to ECC (the “Second Internal Distribution”); and (iii) no gain or loss will be recognized by, and no amount will be included in the income of, (A) EchoStar DBS Corporation (“EDBS”) or EchoStar Technologies Corporation (“ETC”) upon the contribution of certain assets by EDBS to ETC (the “First Contribution”) and (B) EDBS or Orbital upon the distribution of the all of the common stock of ETC held by EDBS to Orbital (the “First Internal Distribution”).
     “Privileged Information” shall have the meaning set forth in Section 4.6(a) of this Agreement.
     “Privileges” shall have the meaning set forth in Section 4.6(a) of this Agreement.
     “Product Support Agreement” means the Product Support Agreement substantially in the form attached hereto as Exhibit G. From and after the Distribution Date, the Product Support Agreement shall refer to the agreement executed and delivered substantially in the form attached hereto as Exhibit G, as amended and/or modified from time to time in accordance with its terms.
     “Record Date” means the close of business on the date to be determined by ECC’s Board in its sole and absolute discretion as the record date for determining the stockholders of ECC entitled to receive shares of the Company Common Stock in the Distribution.
     “Record Holders” mean the holders of record of ECC Common Stock as of the close of business on the Record Date.
     “Receiver Agreement” means the Receiver Agreement substantially in the form attached hereto as Exhibit H. From and after the Distribution Date, the Receiver Agreement shall refer to the agreement executed and delivered substantially in the form attached hereto as Exhibit H, as amended and/or modified from time to time in accordance with its terms.
     “Receiver Business” means the business engaged in the design, development and distribution of direct broadcast satellite receivers, antennae and other digital equipment for the “direct to home” satellite television industry.
     “Registration Statement” means the registration statement on Form 10 (including any and all exhibits filed thereto) to be filed under the Exchange Act, pursuant to which the shares of Company Common Stock to be issued in the Company Distribution will be registered, together with all amendments thereto.
     “Response” shall have the meaning set forth in Section 8.2(a) of this Agreement.
     “Satellite Capacity Agreement” means the Satellite Capacity Agreement substantially in the form attached hereto as Exhibit I. From and after the Distribution Date, the Satellite Capacity Agreement shall refer to the agreement executed and delivered substantially in the form attached hereto as Exhibit I, as amended and/or modified from time to time in accordance with its terms.
     “Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

     “Senior Party Representative” shall have the meaning set forth in Section 8.2(a) of this Agreement.
     “Separated Assets” shall have the meaning set forth in Section 2.4(a) of this Agreement.
     “Separation” means the multi-step process described in Article II, including the Separation Transactions, by which the Company Business shall be transferred, directly or indirectly, from ECC and members of the ECC Group to the Company and members of the Company Group.
     “Separation Transactions” means the transactions described on Schedule 1.6 of this Agreement and, in the singular, means any one of them.
     “Services Agreement” means the Services Agreement substantially in the form attached hereto as Exhibit J. From and after the Distribution Date, the Services Agreement shall refer to the agreement executed and delivered substantially in the form attached hereto as Exhibit J, as amended and/or modified from time to time in accordance with its terms.
     “Shared ECC Percentage” means the proportion of the Shared Contingent Gain or the Shared Contingent Liability, as applicable, that relates to the Consumer Business.
     “Shared Company Percentage” means the proportion of the Shared Contingent Gain or the Shared Contingent Liability, as applicable, that relates to the Company Business.
     “Shared Contingent Gain” means, without duplication, any Contingent Gain that is not an Exclusive ECC Contingent Gain or an Exclusive Company Contingent Gain and shared between the Groups, including the matters listed or described on Schedule 1.7.
     “Shared Contingent Liability” means, without duplication, any Contingent Liability that is not an Exclusive ECC Contingent Liability or an Exclusive Company Contingent Liability and shared between the Groups, including the matters listed or described on Schedule 1.8.
     “Shared Percentage” means the Shared ECC Percentage or the Shared Company Percentage, as the case may be.
     “Subsidiary” of any Person means a corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

     “Taxes” has the meaning set forth in the Tax Sharing Agreement.
     “Tax Sharing Agreement” means the Tax Sharing Agreement substantially in the form attached hereto as Exhibit K. From and after the Distribution Date, the Tax Sharing Agreement shall refer to the agreement executed and delivered substantially in the form attached hereto as Exhibit K, as amended and/or modified from time to time in accordance with its terms.
     “Telemetry, Tracking and Control Agreement” means the Telemetry, Tracking and Control Agreement substantially in the form attached hereto as Exhibit O. From and after the Distribution Date, the Telemetry, Tracking and Control Agreement shall refer to the agreement executed and delivered substantially in the form attached hereto as Exhibit O, as amended and/or modified from time to time in accordance with its terms.
     “Third-Party Claim” shall have the meaning set forth in Section 5.6 of this Agreement.
     “Transition Services Agreement” means the Transition Services Agreement substantially in the form attached hereto as Exhibit L. From and after the Distribution Date, the Transition Services Agreement shall refer to the agreement executed and delivered substantially in the form attached hereto as Exhibit L, as amended and/or modified from time to time in accordance with its terms.
     “Uplink Agreement” means the Uplink Agreement substantially in the form attached hereto as Exhibit M. From and after the Distribution Date, the Uplink Agreement shall refer to the agreement executed and delivered substantially in the form attached hereto as Exhibit M, as amended and/or modified from time to time in accordance with its terms.
     “Used Receiver Agreement” means the Used Receiver Agreement substantially in the form attached hereto as Exhibit N. From and after the Distribution Date, the Used Receiver Agreement shall refer to the agreement executed and delivered substantially in the form attached hereto as Exhibit N, as amended and/or modified from time to time in accordance with its terms.
ARTICLE II
BUSINESS SEPARATION
     Section 2.1 Separation. Prior to the Distribution, ECC and the Company shall implement the Separation on the terms and subject to the conditions set forth in this Agreement. The parties hereto acknowledge that the Separation is intended to result in the Company, directly or indirectly, operating the Company Business, owning the Separated Assets and assuming the Assumed Liabilities as set forth in this Article II. As promptly as practicable after the Separation is complete and subject to the conditions set forth in Section 3.2, the parties hereto shall take, or cause to be taken, all actions that are necessary or appropriate to effectuate the Distribution.
     Section 2.2 Implementation. The Separation shall be completed in accordance with the agreed general principles, objectives and other provisions set forth in this Article II and shall be implemented in the following manner:

     (a) through the completion of the Separation Transactions described on Schedule 1.6;
     (b) through the allocation from time to time following the Effective Time of the Assets and Liabilities as set forth in Article II;
     (c) through the completion from time to time following the Effective Time of the transactions, as described in Section 4.2; and
     (d) through the performance by the parties hereto of all other provisions of this Agreement.
     Section 2.3 Transfer of Separated Assets; Assumption of Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement, and in furtherance of the Separation, on or prior to the Distribution Date and in any event prior to the Distribution:
     (a) ECC shall, and shall cause its applicable Subsidiaries to, cause the Separated Assets to be contributed, assigned, transferred, conveyed and delivered, directly or indirectly, to the Company and the Company shall, and shall cause its applicable Subsidiaries to, accept from ECC and its Subsidiaries, all of ECC’s and its Subsidiaries’ rights, title and interest in and to all the Separated Assets, which will result in the Company owning, directly or indirectly, the Company Business.
     (b) The Company shall accept, assume and agree to faithfully perform, discharge and fulfill all of the Assumed Liabilities in accordance with their respective terms. The Company shall be responsible for all of the Assumed Liabilities, regardless of when or where such Assumed Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Date, regardless of where or against whom such Assumed Liabilities are asserted or determined or whether asserted or determined prior to the Distribution Date.
     Section 2.4 Separated Assets. (a) For purposes of this Agreement, “Separated Assets” shall mean, without duplication, those Assets used or contemplated to be used or held for use exclusively or primarily in the ownership, operation or conduct of the Company Business or relating exclusively or primarily to the Company Business, including the following:
     (i) all Assets (including Company Contracts) expressly identified in this Agreement, in any Ancillary Agreement or in any Schedule hereto or thereto, including those listed on Schedule 1.6, as Assets to be transferred to, or retained by, the Company or any other member of the Company Group;
     (ii) any Exclusive Company Contingent Gain or any Shared Company Percentage of a Shared Contingent Gain;
     (iii) the outstanding capital stock, units or other equity interests of the entities listed on Schedule 2.4(a) and the Assets owned by such entities;

     (iv) all Assets properly reflected on the Company Group Balance Sheet, excluding Assets disposed of by ECC or any other Subsidiary or entity controlled by ECC subsequent to the date of the Company Group Balance Sheet;
     (v) all Assets that have been written off, expensed or fully depreciated by ECC or any Subsidiary or entity controlled by ECC that, had they not been written off, expensed or fully depreciated, would have been reflected on the Company Group Balance Sheet in accordance with accounting principles generally accepted in the United States (“GAAP”);
     (vi) all Assets acquired by ECC or any Subsidiary or entity controlled by ECC after the date of the Company Group Balance Sheet and that would be reflected on the balance sheet of Company as of the Distribution Date, if such balance sheet were prepared in accordance with GAAP;
     (vii) all Assets transferred to Company or any member of the Company Group pursuant to Section 4.2; provided, however, that any such transfer shall take effect under Section 4.2 and not under this Section 2.4; and
     (viii) any and all Assets owned or held immediately prior to the Distribution Date by ECC or any other member of the ECC Group that are used in the Company Business. The intention of this clause (i) is only to rectify any inadvertent omission of transfer or conveyance of any Assets that, had the parties hereto given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a Separated Asset. No Asset shall be deemed to be a Separated Asset solely as a result of this clause (i) if such Asset is within the category or type of Asset expressly covered by the subject matter of an Ancillary Agreement. In addition, no Asset shall be deemed a Separated Asset solely as a result of this clause (i) unless a claim with respect thereto is made by the Company on or prior to the second anniversary of the Distribution Date.
     Notwithstanding anything to the contrary contained in this Section 2.4 or elsewhere in this Agreement, the Separated Assets shall not in any event include the Excluded Assets referred to in Section 2.4(b) below.
     (b) The following Assets shall not form part of the Separated Assets and shall remain the exclusive property of ECC or the relevant member of the ECC Group on and after the Separation (the “Excluded Assets”):
     (i) any Asset expressly identified on Schedule 2.4(b)(i);
     (ii) any Asset transferred to ECC or to any other relevant member of the ECC Group pursuant to Section 4.2; provided, however, that any such transfers shall take effect under Section 4.2 and not under this Section 2.4.;
     (iii) any Exclusive ECC Contingent Gain or any Shared ECC Percentage of a Shared Contingent Gain; and

     (iv) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by ECC or any other member of the ECC Group.
     Section 2.5 Liabilities.
     (a) For the purposes of this Agreement, “Assumed Liabilities” shall mean (without duplication):
     (i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by the Company or any member of the Company Group, and all agreements, obligations and Liabilities of any member of the Company Group under this Agreement or any of the Ancillary Agreements;
     (ii) all Liabilities (other than Taxes, which are allocated as set forth in the Tax Sharing Agreement), including any employee-related Liabilities and Environmental Liabilities (other than the Environmental Liabilities under Section 2.5(b)(v)), in each case to the extent relating to, arising out of or resulting from:
     (A) the operation of the Company Business, as conducted at any time prior to, on or after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or
     (B) any Separated Assets;
in any such case whether arising prior to, on or after the Distribution Date;
     (iii) subject to the terms of Article VI, all Exclusive Company Contingent Liabilities and the Shared Company Percentage of any Shared Contingent Liabilities;
     (iv) all Liabilities to the extent relating to, arising out of or resulting from any of the terminated, divested or discontinued businesses and operations of the Company Business;
     (v) all Liabilities reflected as liabilities or obligations of the Company or its Subsidiaries in the Company Group Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Company Group Balance Sheet;
     (vi) all Liabilities arising out of claims made by the Company’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Company Group; and

     (vii) any inadvertent omission of transfer or assumption of Liability that, had the parties given specific consideration to such Liability as of the date hereof, would have otherwise been classified as an Assumed Liability.
     Notwithstanding the foregoing, the Assumed Liabilities shall not include the Excluded Assumed Liabilities referred to in Section 2.5(b) below.
     (b) For the purposes of this Agreement, “Excluded Assumed Liabilities” shall mean:
     (i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by ECC or any other member of the ECC Group, and all agreements and obligations of any member of the ECC Group under this Agreement or any of the Ancillary Agreements;
     (ii) any Liability which is expressly identified on Schedule 2.5(b)(ii);
     (iii) any and all liabilities relating to, arising out of or resulting from any Excluded Assets;
     (iv) subject to the terms of Article VI, all Exclusive ECC Contingent Liabilities and the Shared ECC Percentage of any Shared Contingent Liabilities;
     (v) all Environmental Liabilities accrued as of the date hereof relating to, arising out of or resulting from the Consumer Business; and
     (vi) any inadvertent transfer, conveyance or assumption of any Liability that, had the parties given specific consideration to such Liability as of the date hereof, would have otherwise been classified as an Excluded Assumed Liability.
     Section 2.6 Excluded Assumed Liabilities. ECC shall, or shall cause, as applicable, its Subsidiaries, to be responsible for the Excluded Assumed Liabilities regardless of when or where such Liabilities arose or arise, regardless of where such Liabilities are asserted or determined or regardless of whether asserted or determined prior to the Distribution Date.
     Section 2.7 Deferred Separation Transactions.
     (a) Misallocated Assets. In the event that at any time or from time to time (whether prior to, on or after the Distribution Date), any member of the ECC Group or any member of the Company Group shall receive or otherwise possess any Asset that is allocated to a member of the other Group pursuant to this Agreement, any Ancillary Agreement or the Separation (including any remittances from account debtors), ECC shall or shall cause such member of the ECC Group or the Company shall or shall cause such member of the Company Group, as the case may be, to promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person. Each party hereto shall cooperate with the other party hereto and use its commercially reasonable efforts to set up procedures and notifications as are reasonably necessary or advisable to effectuate the transfers contemplated by this Section 2.7.
     (b) Mistaken Assignments and Assumptions. If at anytime there exists (i) Assets that either party hereto discovers were, contrary to the agreements between the parties, by mistake or unintentional omission, transferred to the Company or retained by ECC or (ii) Liabilities that either party hereto discovers were, contrary to the agreements between the parties, by mistake or unintentional omission, assumed by the Company or not assumed by the Company or retained by the ECC Group, then the parties hereto shall cooperate in good faith to effect the transfer or retransfer of misallocated Assets, and/or the assumption or reassumption of misallocated Liabilities, to or by the appropriate Person and shall not use the determination that remedial actions need to be taken to alter the original intent of the parties hereto with respect to the Assets to be transferred to or Liabilities to be assumed by the Company or retained by ECC. Each party hereto shall reimburse the other or make other financial adjustments or other adjustments to remedy any mistakes or omissions relating to any of the Assets transferred hereby or any of the Liabilities assumed or retained hereby.
     (c) No Additional Consideration. For the avoidance of doubt, the transfer or assumption of any Assets or Liabilities under this Section 2.7 shall be effected without any additional consideration by either party hereto.
     Section 2.8 Termination of Agreements.
     (a) Except as set forth in Section 2.8(b), in furtherance of the releases and other provisions of Section 5.1, the Company and each member of the Company Group, on the one hand, and ECC and each member of the ECC Group, on the other hand, effective as of the Distribution Date, shall terminate, any and all Contracts (including any intercompany accounts payable or accounts receivable accrued as of the Distribution Date that are reflected in the books and records of the parties or otherwise documented in writing in accordance with past practices), whether or not in writing, between or among the Company and/or any member of the Company Group, on the one hand, and ECC and/or any member of the ECC Group, on the other hand, effective as of the Distribution Date. No such terminated Contracts (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Date. Each party hereto shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.
     (b) The provisions of Section 2.8(a) shall not apply to any of the following Contracts (or to any of the provisions thereof) in: (i) this Agreement or the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the parties hereto or any of the members of their respective Groups); (ii) any Contracts to which any Person other than the parties hereto and their respective Affiliates is a party (it being understood that to the extent that the rights and obligations of the parties and the members of their respective Groups under any such Contracts constitute Separated Assets or Assumed Liabilities, they shall be assigned pursuant to Section 2.3); (iii) any Contracts to which any non-wholly owned Subsidiary of ECC or the Company, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); or (iv) any other Contracts that this Agreement or any Ancillary Agreement expressly contemplates will survive the Distribution Date.
     Section 2.9 Consents and Governmental Approvals.
     (a) Transfers not Consummated Prior to Separation Date. If the transfer or assignment of any Asset intended to be transferred or assigned hereunder is not consummated prior to or on the Distribution Date, whether as a result of a requisite Consent or Governmental Approvals or for any other reason, then the Person retaining such Asset shall thereafter hold such Asset for the use and benefit, insofar as reasonably possible, of the Person entitled thereto until the consummation of the transfer or assignment thereof (or as otherwise determined by ECC and the Company, as applicable). In addition, the Person retaining such Asset shall take such other actions as may be reasonably requested by the Person to whom such Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset, are to inure from and after the Distribution Date to the Person to whom such Asset is to be transferred. Notwithstanding the foregoing, any such Asset shall still be considered a Separated Asset or Excluded Asset, as applicable.
     (b) Expenses. The Person retaining an Asset due to the deferral of the transfer and assignment of such Asset shall not be obligated, in connection with the foregoing, to expend any money in connection with the maintenance of the Asset or otherwise unless the necessary funds are advanced by the Person to whom such Asset is to be transferred, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Person to whom such Asset is to be transferred; provided, however, that the Person retaining such Asset shall provide prompt notice to the Person to whom such Asset is to be transferred of the amount of all such expenses and fees.
     (c) No Additional Consideration. For the avoidance of doubt, the transfer of any Assets under this Section 2.9 shall be effected without any additional consideration by either party hereto.
     Section 2.10 Novation of the Assumed Liabilities.
     (a) Reasonable Best Efforts. The Company, at the request of ECC, shall use its reasonable best efforts to obtain, or to cause to be obtained, any agreement, instrument, Consent, substitution or amendment required to novate or assign all rights and obligations under Contracts and other obligations or Liabilities of any nature whatsoever that constitute the Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Company Group, so that, in any such case, the Company and the other members of the Company Group will be solely responsible for such Liabilities; provided, however, that neither the ECC Group nor the Company Group shall be obligated to pay any consideration or assume any additional obligation therefore to any third party from whom any such Consent, substitution or amendment is requested.
     (b) Inability to Obtain Novation. If ECC or the Company is unable to obtain, or to cause to be obtained, any such required agreement, instrument, Consent, release, substitution or amendment with respect to any such Assumed Liability, the applicable member of the ECC Group shall continue to be bound by such Contracts and other obligations and Liabilities and, unless not permitted by Applicable Law or the terms thereof (except to the extent expressly set forth in this Agreement or any Ancillary Agreement), the Company shall, as agent or subcontractor for ECC or such other Person, as the case may be, pay, perform and discharge fully, or cause to be paid, transferred or discharged all the obligations or other Liabilities of any member of the ECC Group thereunder from and after the Distribution Date. Notwithstanding the foregoing, any such Liability shall still be considered an Assumed Liability; provided, however, that ECC shall not (and shall not permit any member of the ECC Group to) and the Company shall not (and shall not permit any member of the Company Group to) amend, renew, change the term of, modify the obligations under, or transfer to a third Person, any such Contract or other obligation or other Liability without the written consent of the Company (in the case of any such action by the ECC Group) or ECC (in the case of any such action by the Company Group). ECC and the Company shall each use reasonable best efforts to provide prompt notice to the other of any request they receive from the counterparty to any Contract for any such amendment, renewal, change, modification or transfer. ECC shall, without further consideration, pay and remit, or cause to be paid or remitted, to the Company or its appropriate Subsidiary promptly all money, rights and other consideration received by it or any member of the Company Group in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such agreement, instrument, Consent, release, substitution or amendment shall be obtained or such Contract or other obligations and Liabilities shall otherwise become assignable or able to be novated, ECC shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any member of the Company Group to the Company without payment of further consideration and the Company shall, without the payment of any further consideration, assume such rights, obligations and Liabilities.
     Section 2.11 Documents Relating to Transfer of Real Property Interests and Tangible Property Located Thereon.
     (a) In furtherance of the contribution, assignment, transfer and conveyance of the Separated Assets and the acceptance and assumption of Assumed Liabilities set forth in this Article II, simultaneously with the execution of the Separation, ECC and the Company shall, or the applicable member of their respective Groups shall, execute and deliver deeds, lease assignments and assumptions, leases, subleases and sub-subleases as agreed to among the parties hereto (which in certain cases may include different forms for real property and leasehold interests located outside of the United States, if any).
     (b) Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, all tenant improvements, fixtures, furniture, office equipment, servers, private branch exchanges, artwork and other tangible property (other than equipment subject to capital or operating equipment leases, which will be transferred or retained based on whether the associated capital or operating equipment lease is or is not a Separated Asset) located as of the Separation on any real property that is covered by any Ancillary Agreement, shall, except to the extent expressly set forth on Schedule 2.11(b), be transferred or retained as follows:
     (i) In the case of any real property or leasehold interests that is a deed or lease assignment and assumption, all such tangible property will be transferred to the transferee or assignee of the applicable real property or leasehold interest.
     (ii) In the case of any real property or leasehold interests that is a lease, all such tangible property will be retained by the lessor under the applicable lease, except that any such tangible property (other than tenant improvements, fixtures, furniture and artwork) used exclusively by the lessee shall be transferred to, or retained by, the lessee.
     (iii) In the case of any real property or leasehold interests that is a sublease or sub-sublease, all such tangible property will be retained by the sublessor or sub-sublessor, respectively, under the applicable sublease or sub-sublease, except that any such tangible property (other than tenant improvements, fixtures and artwork) used exclusively by the sublessee or sub-sublessee, respectively, shall be transferred to, or retained by, such sublessee or sub-sublessee.
     In the case of this Section 2.11(b), all determinations as to exclusive use by any member of a Group shall be made without regard to infrequent and immaterial use by the members of any other Group, if the transfer of such Asset to, or the retention of such Asset by, such first Group would not interfere in any material respect with either the business or operations of any such other Group.
     (c) In the case of any real property or leasehold interest that is covered by Section 2.11(b)(i) and either Section 2.11(b)(ii) or (iii), all such tangible property shall first be allocated pursuant to the provisions of Section 2.11(b)(i) and thereafter pursuant to whichever of such other clauses is applicable.
     Section 2.12 Documents Relating to Transfers of the Separated Assets and Assumption of the Assumed Liabilities. In furtherance of the Separation and the Distribution, (i) ECC shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of ECC’s and its Subsidiaries’ right, title and interest in and to the Separated Assets to the Company or its Subsidiaries and (ii) the Company shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, to ECC and its Subsidiaries such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Assumed Liabilities by the Company. All conveyance and assumption documents and instruments used to effectuate the Separation and the Distribution shall be in form mutually satisfactory to ECC and the Company.
     Section 2.13 Release of Security Interest. Upon the Company’s reasonable request, ECC shall use its reasonable best efforts to obtain from third parties the release of any Security Interest granted by ECC (or any member of its Group) on any Separated Asset.
     Section 2.14 No Representation or Warranty.
     (a) No party to this Agreement, any Ancillary Agreement, or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, is making any representation as to, warranty of or covenant, express or implied, with respect to: (a) any of the Separated Assets, the Company Business, the Excluded Assets or the Assumed Liabilities, including any warranty of merchantability or fitness for a particular purpose, or any representation or warranty regarding any Consents or Governmental Approvals required in connection therewith or their transfer, (b) the value or freedom from Encumbrances of, or any other matter concerning, any Separated Asset or Excluded Asset, or regarding the absence of any defense or right of setoff or freedom from counterclaim with respect to any claim or other Separated Asset or Excluded Asset, including any account receivable of either party hereto, or (c) the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Separated Asset or Excluded Asset upon the execution, delivery and filing hereof or thereof.
     (b) EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL ASSETS TO BE TRANSFERRED AS SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT SHALL BE TRANSFERRED “AS IS, WHERE IS” (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE TRANSFEREE SHALL BEAR THE ECONOMIC AND LEGAL RISK THAT ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, AND CLEAR OF ANY SECURITY INTEREST OR ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.
     Section 2.15 Use of Cash. From the date hereof until the Distribution Date, ECC shall be entitled to use, retain or otherwise dispose of all cash generated by the Company Business and the Separated Assets in accordance with the ordinary course of operation of ECC.

     Section 2.16 Plan of Reorganization. In respect of each of the Contribution and Distribution, the Second Contribution and Second Internal Distribution, and the First Contribution and First Internal Distribution, this Agreement shall constitute a plan of reorganization for purposes of Section 368 of the Code.
ARTICLE III
THE DISTRIBUTION AND ACTIONS PENDING THE DISTRIBUTION
     Section 3.1 Transactions Prior to the Distribution. Subject to the conditions specified in Section 3.2, ECC and the Company shall use their reasonable best efforts to consummate the Distribution. Such efforts shall include, without limitation, those specified in this Section 3.1.
     (a) Registration Statements.
     (i) ECC and the Company shall cooperate in preparing and filing the Registration Statement on Form 10 with the Commission. Subsequent to filing such Registration Statement ECC and the Company shall cooperate in the preparation and filing of any amendments as may be necessary in order to cause the same to become and remain effective as required by Applicable Law, including, without limitation, filing such amendments or supplements to the Registration Statement as may be required by the Commission or federal, state or foreign securities laws.
     (ii) ECC and the Company shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereof which are required to reflect the establishment of, or amendments or supplements to, any employee benefit and other plans necessary or appropriate in connection with the Separation, the Distribution, or the other transactions contemplated by this Agreement and the Ancillary Agreements.
     (b) Other Securities Laws Matters. ECC and the Company shall take all such actions as may be necessary or appropriate under the securities or blue sky laws of any state of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution, including ECC filing a Schedule 14C information statement in connection with amending its articles of incorporation to (i) effectuate a name change, (ii) amend its treatment of the doctrine of “corporate opportunities to clarify the duties of directors and officers” and (iii) adopt provisions clarifying the conversion procedures with respect to uncertificated shares.
     (c) Information Statement. ECC shall, as soon as practicable after the Registration Statement on Form 10 is declared effective under the Exchange Act (or, after consultation with counsel, prior to such effectiveness) and the ECC Board has approved the Distribution, cause the Information Statement to be mailed to the Record Holders.
     (d) Other Materials. ECC and the Company shall prepare and mail, on or prior to the Distribution Date, to the holders of ECC Common Stock, such other information concerning the Company, its business, operations and management, the

Separation, the Distribution and such other matters as ECC in its sole and absolute discretion determines are necessary or desirable and as may be required by Applicable Law. ECC and the Company will prepare, and ECC or the Company (as applicable) will, to the extent required under Applicable Law, file with the Commission any such documentation which ECC in its sole and absolute discretion determines are necessary or desirable to effectuate the Distribution and ECC and the Company shall each use its reasonable best efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.
     (e) NASDAQ Listing. The Company shall prepare, file and use its reasonable best efforts to seek to make effective, an application for listing of the Company Class A Common Stock on The Nasdaq Global Select Market (“NASDAQ”), subject to official notice of distribution.
     Section 3.2 Conditions Precedent to Consummation of the Distribution. The obligation of ECC to effect the Distribution is subject to the satisfaction or the waiver by ECC, in its sole and absolute discretion, of each of the following conditions:
     (a) Approval by ECC’s Board. This Agreement and the transactions contemplated hereby, including establishing the Record Date and the declaration of the Distribution, shall have been duly taken and approved by the ECC Board in accordance with Applicable Law and the certificate of incorporation and bylaws of ECC.
     (b) Registration Statements. The Registration Statement on Form 10 shall have been declared effective by the Commission, and there shall be no stop-order in effect with respect thereto, and no proceeding for that purpose shall have been instituted by the Commission and a registration statement on Form S-8 shall have been declared effective by the Commission, and there shall be no stop-order in effect with respect thereto, and no proceeding for that purpose shall have been instituted by the Commission.
     (c) Dissemination of Information to ECC’s Stockholders. Prior to the Distribution, ECC and the Company shall have prepared and mailed to the holders of record of ECC Common Stock the Information Statement and such other Information concerning the Company, its business, operations and management, the Distribution as ECC shall determine in its sole and absolute discretion and as may otherwise be required by Applicable Law.
     (d) NASDAQ Listing. The Company Class A Common Stock to be distributed pursuant to the Distribution shall have been accepted for listing on NASDAQ, subject to official notice of the Distribution.
     (e) No Legal Restraints. No Governmental Authority of competent jurisdiction shall have, after the date of this Agreement, enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent), which is in effect and prohibits or materially restricts or materially adversely affects the consummation of the Separation or the Distribution or any of the other transactions contemplated by this Agreement and the Ancillary Agreements.
     (f) Separation. The Separation shall have become effective in accordance with the terms of this Agreement and the Separation Transactions.
     (g) Tax Opinion of Counsel. An opinion of White & Case LLP shall have been obtained in form and substance satisfactory to ECC in its sole and absolute discretion to the effect that, among other things, the Contribution and Distribution, the Second Contribution and Second Internal Distribution, and the First Contribution and First Internal Distribution will each qualify as tax-free reorganizations for United States federal income tax purposes under Section 368(a)(1)(D) of the Code and distributions under Section 355 of the Code.
     (h) Consents and Approvals. Any Consent and Governmental Approval necessary to consummate the Separation and the Distribution shall have been obtained and be in full force and effect, including the Consents and Governmental Approvals set forth on Schedule 3.2(h).
     (i) No Other Events. No other events or developments shall have occurred that, in the judgment of the ECC Board, in its sole and absolute discretion, would result in the Separation or the Distribution having a material adverse effect on ECC, its stockholders, the Consumer Business or the Company Business.
     The foregoing conditions are for the sole benefit of ECC and shall not give rise to or create any duty on the part of ECC or the ECC Board to waive or not to waive any such conditions or in any way limit ECC’s right to terminate this Agreement as set forth in Section 3.5(d) or alter the consequences of any such termination from those specified in Section 3.5(d). Any determination made by ECC prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.2 shall be conclusive.
     Section 3.3 Documents to be Delivered by ECC. On or prior to the Distribution Date, ECC will deliver, or will cause its appropriate Subsidiaries to deliver, to the Company all of the following:
     (a) In each case where ECC or any other member of the ECC Group is a party to any Ancillary Agreement, a duly executed counterpart of such Ancillary Agreement;

     (b) Resignations of each individual listed on Schedule 3.3(b), who is a director and/or officer of any member of the Company Group;
     (c) The agreements, documents and instruments necessary to effectuate the Separation; and
     (d) Such other agreements, documents or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof.
     Section 3.4 Documents to be Delivered by the Company. On or prior to the Distribution Date, the Company will deliver, or will cause its appropriate Subsidiaries to deliver, to ECC all of the following:
     (a) In each case where the Company or any other member of the Company Group is a party to any Ancillary Agreement, a duly executed counterpart of such Ancillary Agreement;
     (b) Resignations of each individual listed on Schedule 3.4(b) who is a director and/or officer of any member of the ECC Group; and
     (c) The agreements, documents and instruments necessary to effectuate the Separation; and
     (d) Such other agreements, documents or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof.
     Section 3.5 Distribution.
     (a) Sole Discretion. ECC shall, in its sole and absolute discretion, determine whether or not to proceed with all or part of the Distribution, determine the Distribution Date and determine all terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) to effect the Distribution (including the Separation) and the timing of and conditions to the consummation of the Distribution. In addition, ECC may at any time and from time to time until the completion of the Distribution, modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution. The Company shall cooperate with ECC in all respects to accomplish the Distribution and shall, at ECC’s direction, promptly take any and all actions reasonably necessary or desirable in ECC’s sole and absolute discretion to effect the Distribution.
     (b) Effective Time. The Distribution shall be effective at 12:01 a.m., Mountain Time, on the Distribution Date (the “Effective Time”).
     (c) Actions in Connection with Distribution.

     (i) Subject to Section 3.2, on or prior to the Distribution Date, (i) ECC will deliver to the Agent for the benefit of the Record Holders of ECC Class A Common Stock, a single stock certificate, endorsed by ECC in blank, representing all of the outstanding shares of the Company Class A Common Stock then owned by ECC, and shall cause the transfer agent for the shares of ECC Common Stock to instruct the Agent to distribute on the Distribution Date the appropriate number of such shares of the Company Class A Common Stock to each such Record Holder, and (ii) ECC will deliver to the Agent for the benefit of the Record Holders of ECC Class B Common Stock, a single stock certificate, endorsed by ECC in blank, representing all of the outstanding shares of the Company Class B Common Stock then owned by ECC, and shall cause the transfer agent for the shares of ECC Common Stock to instruct the Agent to distribute on the Distribution Date the appropriate number of such shares of the Company Class B Common Stock to each such Record Holder.
     (ii) Subject to Section 3.2, (i) each Record Holder of ECC Class A Common Stock will be entitled to receive in the Distribution a number of shares of the Company Class A Common Stock equal to the number of shares of ECC Class A Common Stock held by such Record Holder on the Record Date multiplied by the distribution ratio to be determined by the ECC Board when it declares the Distribution (the “Class A Distribution Ratio”), and (ii) each Record Holder of ECC Class B Common Stock will be entitled to receive in the Distribution a number of shares of the Company Class B Common Stock equal to the number of shares of ECC Class B Common Stock held by such Record Holder on the Record Date multiplied by the distribution ratio to be determined by the ECC Board when it declares the Distribution (the “Class B Distribution Ratio”). The ECC Board shall have the right to adjust the Class A Distribution Ratio and/or the Class B Distribution Ratio at any time prior to the Distribution.
     (iii) ECC and the Company, as the case may be, will provide to the Agent all share certificates and any information required in order to complete the Distribution on the basis set forth in this Section 3.5. No action will be necessary for any Record Holder of ECC to receive Company Class A Common Stock and/or Company Class B Common Stock, as applicable, in the Distribution.
     (d) Termination. Without limiting the generality of Section 3.5(a), (i) this Agreement and the Ancillary Agreements may be terminated, (ii) the Separation may be abandoned and (iii) the Distribution may be abandoned, in each case at any time prior to the Effective Time by and in the sole and absolute discretion of ECC without the approval of the Company. In the event of such termination, neither party hereto shall have any Liability of any kind to the other party.
     (e) Fractional Shares.
     (i) ECC shall direct the Agent to (i) determine the number of whole shares and fractional shares of the Company Class A Common Stock allocable to each Record Holder of ECC Class A Common Stock, (ii) aggregate all such fractional shares and sell the whole shares obtained thereby in open market transactions as soon as practicable on or after the Distribution Date at then prevailing trading prices and (iii) cause to be distributed to each such Record Holder or for the benefit of each such beneficial owner, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the proceeds of such sale. Solely for purposes of computing fractional share interests pursuant to this Section 3.5(e), the beneficial owner of ECC Class A Common Stock held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.
      (ii) ECC shall not be required to issue certificates representing fractions of shares of Company Class B Common Stock, nor shall it be required to issue scrip or pay cash in lieu of fractional interests, it being the intent of the parties hereto that all fractional interests with respect to Company Class B Common Stock as a result of the Distribution shall be eliminated by rounding any fraction down to the nearest whole number of shares of Company Class B Common Stock allocable to each Record Holder of ECC Class B Common Stock.
     (f) Unclaimed Shares or Cash. Any Company Class A Common Stock or cash in lieu of fractional shares with respect to Company Class A Common Stock that remain unclaimed by any Record Holder of Class A Common Stock one hundred eighty (180) days after the Distribution Date shall be delivered to the Company. The Company shall hold all such Company Class A Common Stock and cash for the account of such Record Holder and any such Record Holder shall look only to the Company for such Company Class A Common Stock and cash, if any, in lieu of fractional share interests, subject in each case to applicable escheat or other abandoned property laws.
ARTICLE IV
ADDITIONAL COVENANTS, FURTHER ASSURANCES AND OTHER MATTERS
     Section 4.1 Provision of Corporate Records. Prior to or as promptly as practicable after the Distribution Date, ECC shall deliver or make available to the Company all corporate books and records of the Company Group in its possession and complete and accurate copies of all relevant portions of all corporate books and records of the ECC Group relating directly and primarily to the Separated Assets, the Company Business, or the Assumed Liabilities, including, in each case, all active agreements, active litigation files, government filings and returns or reports relating to Taxes for all open periods. Subject to Section 4.5 and Section 4.6, ECC may retain complete and accurate copies of such books and records. From and after the Distribution Date, all such books, records and copies shall be the property of the Company. Prior to or as promptly as practicable after the Distribution Date, the Company shall deliver or make available to ECC, all corporate books and records of the Company Group in its possession and complete and accurate copies of all relevant portions of all corporate books and records of the Company Group relating directly and primarily to the Consumer Business, including, in each case, all active agreements, active litigation files, government filings and returns or reports relating to Taxes for all open periods. Subject to Section 4.5 and Section 4.6, the Company may retain complete and accurate copies of such books and records. From and after the Distribution Date, all such books, records and copies shall be the property of ECC. The costs and expenses incurred in the provision of records or other information to a party shall be paid for by the receiving party.
     Section 4.2 Further Assurance.
     (a) In addition to the actions specifically provided for elsewhere in this Agreement (such as Section 2.7, Section 2.9(a), and
Section 2.11(b)), ECC and the Company agree to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents as may be necessary or desirable in order to effect the purposes of this Agreement and the Ancillary Agreements.
     (b) Without limiting the generality of the foregoing, at the request of the Company, and without further consideration, ECC will execute and deliver, and will cause the applicable members of the ECC Group to execute and deliver, to the Company and the applicable members of the Company Group such other instruments of transfer, conveyance, assignment, substitution, confirmation or other documents and take such action as the Company may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to the Company and the applicable members of the Company Group and confirm the Company’s and the applicable members’ of the Company Group title to all of the assets, rights and other things of value contemplated to be transferred to the Company and the applicable members of the Company Group pursuant to this Agreement, the Ancillary Agreements, and any documents referred to therein, to put the Company and the applicable members of the Company Group in actual possession and operating control thereof and to permit the Company and the applicable members of the Company Group to exercise all rights with respect thereto (including, without limitation, rights under Contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). Without limiting the generality of the foregoing, at the request of ECC and without further consideration, the Company will execute and deliver, and will cause the applicable members of the Company Group to execute and deliver, to ECC and the applicable members of the ECC Group all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as ECC may reasonably deem necessary or desirable in order to have the Company and the applicable members of the Company Group fully and unconditionally assume and discharge the liabilities contemplated to be assumed by the Company and the applicable members of the Company Group under this Agreement or any document in connection herewith and to relieve the ECC and the applicable members of the ECC Group of any liability or obligation with respect thereto and evidence the same to third parties.
     (c) Neither ECC nor the Company shall be obligated, in connection with this Section 4.2, to expend money other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, unless reimbursed by the other party hereto.

     (d) Furthermore, each party hereto, at the request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.
     Section 4.3 Agreement For Exchange Of Information.
     (a) Generally. Except as provided in the Transition Services Agreement or the Tax Sharing Agreement, in which event such agreement shall control, each of ECC and the Company, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other party’s Group and their authorized accountants, counsel and other designated representatives, at any time after the Distribution Date, reasonable access during normal business hours and as soon as reasonably practicable after written request therefor, (i) all Information regularly provided by such respective Group to the other Group prior to the Distribution Date, and (ii) any Information in the possession or under the control of such respective Group that the requesting party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities and tax laws) by a Governmental Authority having jurisdiction over the requesting party, (B) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case, other than claims or allegations that one party to this Agreement has against the other, (C) subject to the foregoing clause (B) above, to comply with its obligations under this Agreement or any Ancillary Agreement, (D) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of ECC or the Company, as the case may be or (E) for use in compensation, benefit or welfare plan administration or other bona fide business purposes; provided, however, that in the event that either ECC or the Company determines that any such provision of or access to Information would be commercially detrimental in any material respect, violate any Applicable Law or agreement or waive any Privilege, the parties hereto shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence and shall comply with the applicable provisions of this Agreement. Each of ECC and the Company agree to make their respective personnel available during normal business hours to discuss the Information exchanged pursuant to this Section 4.3 provided, that such access does not interfere with the day-to-day operations of the applicable party.
     (b) Financial Information. Without limiting the generality of Section 4.3(a), until the end of the first full Company fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required for each party hereto to prepare consolidated financial statements or complete a financial statement audits for the fiscal year during which the Distribution Date occurs), each party hereto shall use its commercially reasonable efforts, to cooperate with the other party’s Information requests to enable the other party hereto to meet is timetable for dissemination (in accordance with applicable securities laws) of its earnings releases, financial statements and enable such other party’s auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements of such party.
     (c) Ownership of Information. Any Information owned by a party hereto that is provided to the other party pursuant to this Section 4.3 shall be deemed to remain the property of the party that owned and provided such Information. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or ownership in any Information owned by one party hereunder to the other party hereunder.
     (d) Record Retention. Except with respect to Information for which a different retention policy is specified in an Ancillary Agreement, to facilitate the possible exchange of Information pursuant to this Section 4.3 and other provisions of this Agreement after the Distribution Date, each party hereto agrees to use its reasonable best efforts to retain and cause the members of its Group to retain all Information in their respective possession or control on the Distribution Date in accordance with the record retention and destruction policies of ECC as in effect on the Distribution Date or such other policies and procedures as may reasonably be adopted by the applicable party hereto after the Distribution Date as provided herein. No party hereto will destroy, or permit any member of its Group to destroy, any Information which the other party may have the right to obtain pursuant to this Agreement without first notifying the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction; provided, however, that no party hereto will destroy, or permit any member of its Group to destroy, any Information required to be retained by Applicable Law.
     (e) Limitation of Liability. Each party hereto will use its reasonable best efforts to ensure that Information provided to the other party hereto is accurate and complete; provided, however, except as otherwise provided in any Ancillary Agreement, no party hereto shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Section 4.3 is found to be inaccurate, in the absence of gross negligence or willful misconduct by the party providing such Information. No party hereto shall have any liability to the other party if any Information is destroyed after commercially reasonable efforts by such party to comply with the provision of this Section 4.3.
     (f) Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 4.3 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.
     (g) Compensation for Providing Information. The party hereto requesting Information agrees to reimburse the other party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party.
     Section 4.4 Production of Witnesses; Records; Cooperation.

     (a) Subject to Section 4.6, after the Distribution Date, except in the case of any Action by one or more members of one Group against one or more members of the other Group, each party hereto shall use its reasonable best efforts to make available to the other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. Notwithstanding Section 4.3(g), the requesting party shall reimburse the other party for its reasonable out-of-pocket cost and expenses in connection with requests made under this Section 4.4.
     (b) Without limiting the forgoing but subject to Section 4.6, the parties hereto shall cooperate and consult to the extent reasonably necessary with respect to any Action, except in the case of an adversarial Action by one or more members of one Group against one or more members of the other Group.
     Section 4.5 Confidentiality.
     (a) Subject to Section 4.6, which shall govern Privileged Information, from and after the Distribution Date, ECC and the Company shall hold and shall cause each member of their respective Groups to hold, and shall each cause their respective directors, officers, employees, agents, consultants, advisors and other representatives to hold, in strict confidence and not to disclose or release without the prior written consent of the other party, any and all Confidential Information of the other party’s Group; provided, that each party hereto may disclose, or may permit disclosure of, Confidential Information (w) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Confidential Information and are informed of such party’s obligation to hold such information confidential to the same extent as is applicable to the parties hereto and in respect of whose failure to comply with such obligations, the Company or ECC, as the case may be, will be responsible, (x) if such party or any of the members of such party’s respective Group is compelled to disclose any such information by judicial or administrative process or, in the opinion of independent legal counsel, by other requirements of Applicable Law, (y) if any such information is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement or (z) if such information was or becomes available to either the Company or ECC or any member of their respective Group on a non-confidential basis and from a source (other than a party to this Agreement or any Affiliate, director, officer, employee, agent, consultant, advisor and other representative of such party hereto) that is not known after actual inquiry to be bound by a confidentiality obligation. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (x) above, ECC or the Company, as the case may be, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate confidentiality agreement, protective order or other remedy at the reasonable cost and expense of the disclosing party and which both parties hereto will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the party whose Confidential Information is required to be disclosed shall or shall cause the other party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed.
     (b) Notwithstanding anything herein to the contrary, ECC and the members of its Group, on the one hand, and the Company and the members of its Group, on the other hand, shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information.
     Section 4.6 Privileged Matters.
     (a) ECC and the Company agree that their respective rights and obligations to maintain, preserve, assert or waive any or all privileges belonging to either party hereto or the respective members of their respective Group with respect to the Consumer Business or the Company Business, including but not limited to the attorney-client, work product privileges or any other applicable privileges (collectively, “Privileges”), shall be governed by the provisions of this Section 4.6. With respect to Privileged Information of ECC, ECC shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and the Company shall take no action (nor permit any member of its Group to take action) without the prior written consent of ECC that could result in any waiver of any Privilege that could be asserted by ECC or any member of its Group under Applicable Law and this Agreement. With respect to Privileged Information of the Company arising after the Distribution Date, the Company shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and ECC shall take no action (nor permit any member of its Group to take action) without the prior written consent of the Company that could result in any waiver of any Privilege that could be asserted by the Company or any member of its Group under Applicable Law and this Agreement. The rights and obligations created by this Section 4.6 shall apply to all Information as to which ECC or the Company or their respective Groups would be entitled to assert or have asserted a Privilege without regard to the effect, if any, of the Separation and the Distribution (“Privileged Information”). Privileged Information of ECC and its Group includes but is not limited to (i) any and all Information regarding the Consumer Business and its Group (other than Information relating to the Company Business (“Company Information”)), whether or not such Information (other than Company Information) is in the possession of the Company or any member of its Group; (ii) all communications subject to a Privilege between counsel for ECC (including any person who, at the time of the communication, was an employee of ECC or its Group in the capacity of in-house counsel, regardless of whether such employee is or becomes an employee of the Company or any member of its Group) and any person who, at the time of the communication, was an employee of ECC, regardless of whether such employee is or becomes an employee of the Company or any member of its Group and (iii) all Information generated, received or arising after the Distribution Date that refers or relates to Privileged Information of ECC or its Group generated, received or arising prior to the Distribution Date. Privileged Information of the Company and its Group includes but is not limited to (x) any and all Company Information, whether or not it is in the possession of ECC or any member of its Group; (y) all communications subject to a Privilege occurring after the Distribution between counsel for the Company Business (including in-house counsel and former in-house counsel who are employees of ECC) and any person who, at the time of the communication, was an employee of the Company, any member of its Group or the Company Business regardless of whether such employee was, is or becomes an employee of ECC or any member of its Group and (z) all Information generated, received or arising after the Distribution Date that refers or relates to Privileged Information of the Company or its Group generated, received or arising after the Distribution Date.
     (b) Upon receipt by ECC or the Company, or any of the members of the respective Groups, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if ECC or the Company, or any of members of their respective Groups, as the case may be, obtains knowledge that any current or former employee of ECC or the Company, as the case may be, receives any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, ECC or the Company, as the case may be, shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Information and to assert any rights it may have under this Section 4.6 or otherwise to prevent the production or disclosure of Privileged Information. ECC or the Company, as the case may be, will not, and will cause the members of their respective Groups to not, produce or disclose to any third party any of the other’s Privileged Information under this Section 4.6 unless (i) the non-disclosing party has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule, in which case, such Information shall be subject to Section 4.5.
     (c) ECC’s transfer of books and records pertaining to the Company Business and other Information to the Company, ECC’s agreement to permit the Company to obtain Information existing prior to the Distribution, the Company’s transfer of books and records pertaining to the Consumer Business, if any, and other Information to ECC and the Company’s agreement to permit ECC to obtain Information existing prior to the Distribution are made in reliance on ECC’s and the Company’s respective agreements, as set forth in Section 4.5 and this Section 4.6, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by ECC or the Company, as the case may be. The access to Information, witnesses and individuals being granted pursuant to Sections 4.3 and the disclosure to the Company and ECC of Privileged Information relating to the Company Business or the Consumer Business pursuant to this Agreement in connection with the Separation and Distribution shall not be asserted by ECC or the Company to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 4.6 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to ECC and the Company in, or the obligations imposed upon ECC and the Company by, this Section 4.6.
     Section 4.7 Tax Sharing Agreement. None of the provisions of this Article IV are intended to supersede any provision in the Tax Sharing Agreement with respect to matters related to Taxes. In the event of any conflict between this Agreement and the Tax Sharing Agreement, the Tax Sharing Agreement shall control with respect to matters related to Taxes.
ARTICLE V
SURVIVAL AND INDEMNIFICATION
     Section 5.1 Mutual Release.
     (a) Effective as of the Distribution Date and except as otherwise specifically set forth in the Ancillary Agreements or on Schedule 5.1, each of ECC, on behalf of itself and each member of the ECC Group, on the one hand, and the Company, on behalf of itself and each member of the Company Group, on the other hand, hereby unequivocally, unconditionally and irrevocably releases and forever discharges the other party and the members of such party’s Group, and its and their respective directors, officers, managers or other persons acting in a similar capacity, agents, record and beneficial security holders (including trustees and beneficiaries of trusts holding such securities), advisors, accountants, attorneys and other representatives (in each case, in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns, of and from, all Liabilities whatsoever of every name and nature, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, whether or not know on the Distribution Date, whether fixed or contingent, and whether or not concealed or hidden, including in connection with the transactions and all other activities to implement the Separation and the Distributions.
     (b) Nothing contained in Section 5.1(a) shall impair any right of any party hereto (or any of the respective members of such party’s Group) to enforce this Agreement, any Ancillary Agreement or any other Contracts that are contemplated by Section 2.8(b) or the applicable Schedules thereto, nor shall anything contained in those sections be interpreted as terminating as of the Distribution Date any rights under any such Contracts. For purposes of clarification, nothing contained in Section 5.1(a) shall release any Person from:

     (i) any Liability provided in or resulting from any agreement among any member of the ECC Group or the Company Group that is specified in Section 2.8(b) or the applicable Schedules thereto as not to terminate as of the Distribution Date, or any other Liability specified in such Section 2.8(b) as not to terminate as of the Distribution Date;
     (ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;
     (iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of any other Group prior to the Distribution Date;
     (iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of another Group;
     (v) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article V and Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements; or
     (vi) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.1.
In addition, nothing contained in Section 5.1(a) shall release any party hereto from honoring its existing obligations to indemnify any director, officer or employee of either Group who was a director, officer or employee of such party on or prior to the Distribution Date, to the extent that such director, officer or employee becomes a named defendant in any litigation involving such party and was entitled to such indemnification pursuant to then existing obligations.
     (c) ECC shall not make, and shall not permit any other member of the ECC Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the Company or any member of the Company Group or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to
Section 5.1(a). The Company shall not make, and shall not permit any other member of the Company Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Company or any other member of Company Group or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a).

     (d) It is the intent of ECC and the Company by virtue of the provisions of this Section 5.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among ECC or any member of the ECC Group, on the one hand, and the Company or any member of the Company Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 5.1(b). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.
     Section 5.2 Indemnification by ECC. Except as provided in Section 5.6 and Section 5.7 and subject to Section 9.1, ECC shall indemnify, defend and hold harmless the Company, each member of the Company Group and each of their respective current and former directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnified Parties”), from and against any and all Liabilities of the Company Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):
     (a) the failure of ECC or any other member of the ECC Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of the ECC Group other than the Assumed Liabilities whether prior to or after the date hereof;
     (b) the Consumer Business or any Liability of the ECC Group (including the Excluded Assumed Liabilities) other than the Assumed Liabilities, except as set forth in clause (c) below;
     (c) any Assumed Liability that relates to, arises out of or results from Intellectual Property Liabilities, existing or arising from acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date or after the Distribution Date if relating to, arising out of or resulting from acts or omissions by ECC or any member of the ECC Group;
     (d) any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of, this Agreement or any Ancillary Agreements, by ECC or any member of the ECC Group; and
     (e) any untrue statement or alleged untrue statement of material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent relating to ECC Group contained in the Registration Statement, the Information Statement, the Schedule 14C information statement or any other registration statements filed by the Company or ECC in connection with the Distribution.

     Section 5.3 Indemnification by the Company. Except as provided in Section 5.6 and Section 5.7 and subject to Section 9.1, the Company shall indemnify defend and hold harmless ECC, each member of the ECC Group and each of their respective current and former directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “ECC Indemnified Parties”) from and against any and all Liabilities of the ECC Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):
     (a) the failure of the Company or any other member of the Company Group or any other Person to pay, perform or otherwise promptly discharge any Assumed Liabilities in accordance with their respective terms, whether prior to or after the date hereof;
     (b) the Company Business or any Assumed Liability, except as set forth in clause (c) below;
     (c) any Assumed Liability that relates to, arises out of or results from Intellectual Property Liabilities, existing or arising from acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed after the Distribution Date if relating to, arising out of or resulting from acts or omissions by the Company or any member of the Company Group;
     (d) any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of, this Agreement or any Ancillary Agreements, by the Company or any member of the Company Group;
     (e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent relating to the Company Group contained in the Registration Statement, the Information Statement or any other registration statements filed by the Company in connection with the Distribution.
     Section 5.4 Tax Indemnification. Notwithstanding anything herein to the contrary, indemnification for matters subject to the Tax Sharing Agreement is governed by the terms, provisions and procedures of the Tax Sharing Agreement and not by this Article V.
     Section 5.5 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
     (a) The parties hereto intend that any Liability subject to indemnification or reimbursement pursuant to this Article V or Article VI will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any party hereto (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually received, realized or recovered by or on behalf of the Indemnified Party in reduction of the related Liability. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds that actually reduce the amount of the Liability, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.
     (b) In the case of any Shared Contingent Liability, any Insurance Proceeds actually received, realized or recovered by any party hereto in respect of the Shared Contingent Liability will be shared among the parties hereto in such manner as may be necessary so that the obligations of the parties hereto for such Shared Contingent Liability, net of such Insurance Proceeds, will remain in proportion to their respective Shared Percentages, regardless of which party or parties hereto may actually receive, realize or recover such Insurance Proceeds.
     (c) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement or in any Ancillary Agreement shall obligate any member of any Group to seek to collect or recover any Insurance Proceeds; provided, that such member is capable of fulfilling and meeting any of its obligations as an Indemnifying Party under this Agreement (including, but not limited to the ability to make a full payment on any indemnification obligation).
     Section 5.6 Procedures for Indemnification of Third Party Claims.
     (a) If an Indemnified Party shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the ECC Group or the Company Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 5.2 or Section 5.3 or any other section of this Agreement or any Ancillary Agreement, such Indemnified Party shall give such Indemnifying Party written notice thereof within twenty (20) days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. If any Person shall receive notice or otherwise learn of the assertion of a Third Party Claim which may reasonably be determined to be a Shared Contingent Liability, such Person shall give the other party to this Agreement written notice thereof within twenty (20) days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 5.6(a) shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.
     (b) If the Indemnifying Party receiving any notice pursuant to Section 5.6(a) or the Indemnified Party believes that the Third Party Claim is or may be a Shared Contingent Liability, such Indemnified Party or other party may make a Determination Request at any time following any notice given by the Indemnified Party to the Indemnifying Party. ECC shall be entitled (but not obligated) to assume the defense of such Third Party Claim as if it were the Indemnifying Party hereunder until a determination on whether such Third Party Claim is a Shared Contingent Liability. In any such event, ECC shall be entitled to reimbursement of all the costs and expenses of such defense once a final determination or acknowledgment is made as to the status of the Third Party Claim; provided, that, if such Third Party Claim is determined to be a Shared Contingent Liability, such costs and expenses shall be shared as provided in Section 5.6(c). If it is determined by the parties hereto or the Contingent Claim Committee that the Third Party Claim is a Shared Contingent Liability, the Indemnifying Party determined to have a majority of the Shared Percentage of such Shared Contingent Liability shall assume the defense of such Third Party Claim; provided, that such Indemnifying Party is solvent. If the Indemnifying Party with a majority of the Shared Contingent Liability is insolvent, the Indemnifying Party with less than a majority of the Shared Contingent Liability shall be entitled (but not obligated) to assume the defense of such Third Party Claim.
     (c) The costs and expenses of assuming the defense of any Third Party Claim that is a Shared Contingent Liability (subject to
Section 5.6(b)), and/or seeking to settle or compromise (subject to Section 5.6(g)) shall be included in the calculation of the amount of the applicable Shared Contingent Liability in determining the reimbursement obligations of the other parties with respect thereto pursuant to Section 6.3. Any Indemnified Party in respect of a Shared Contingent Liability shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but all fees and expenses of such counsel shall be the expense of such Indemnified Party.
     (d) Other than in the case of a Shared Contingent Liability, an Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within thirty (30) days after the receipt of notice from an Indemnified Party in accordance with Section 5.6(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a Third Party Claim, such Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party.

     (e) Other than in the case of a Shared Contingent Liability, if an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 5.6(d), such Indemnified Party may defend such Third Party Claim at the cost and expense of the Indemnifying Party.
     (f) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnified Party may settle or compromise any Third Party Claim that is not a Shared Contingent Liability without the consent of the Indemnifying Party. No Indemnified Party may settle or compromise any Third Party Claim that is a Shared Contingent Liability without the consent of the Indemnifying Party that is entitled to or has assumed the defense of such Third Party Claim.
     (g) In the case of a Third Party Claim that is not a Shared Contingent Liability, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnified Party if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly against any Indemnified Party. In the case of a Third Party Claim that is a Shared Contingent Liability, the Indemnifying Party that has assumed the defense of such Third Party Claim shall not consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnified Party if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnified Party; provided, however, the Indemnifying Party shall not need to obtain the consent of the Indemnified Party if the Indemnified Party is insolvent.
     Section 5.7 Procedures for Indemnification of Direct Claims. Any claim for indemnification made directly by the Indemnified Party against the Indemnifying Party that does not result from a Third Party Claim shall be asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder. Such Indemnifying Party shall have a period of forty five (45) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such forty-five (45)-day period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such forty (45)-day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article VIII.
     Section 5.8 Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article V by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed backup documentation, for a Liability that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Liability, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Liability for which it is liable hereunder no later than three (3) days following any final determination of such Liability and the

Indemnifying Party’s liability therefor. A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.
     Section 5.9 Contribution. If the indemnification provided for in this Article V shall, for any reason, be unavailable or insufficient to hold harmless the Indemnified Party hereunder in respect of any Liability, then each Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be sufficient to place the Indemnified Party in the same position as if such Indemnified Party were indemnified hereunder, the parties hereto intending that their respective contributions hereunder be as close as possible to the indemnification under Section 5.2 and Section 5.3. If the contribution provided for in the previous sentence shall, for any reason, be unavailable or insufficient to put the Indemnified Party in the same position as if it were indemnified under Section 5.2 or Section 5.3, as the case may be, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand with respect to the matter giving rise to the Liability.
     Section 5.10 Remedies Cumulative. The remedies provided in this Article V shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.
     Section 5.11 Survival of Indemnities. The rights and obligations of each of ECC and the Company and their respective Indemnified Parties under this Article V shall survive the distribution, sale or other transfer by any party hereto of any Assets or the delegation or assignment by it of any Liabilities.
ARTICLE VI
CONTINGENT GAINS AND CONTINGENT LIABILITIES
     Section 6.1 Contingent Gains.
     (a) ECC shall have the sole and exclusive right to any benefit received with respect to any Exclusive ECC Contingent Gain. ECC shall have the sole and exclusive authority to commence, prosecute, settle, manage, control, conduct, waive, forego, release, discharge, forgive and otherwise determine all matters whatsoever with respect to any Exclusive ECC Contingent Gain.
     (b) The Company shall have the sole and exclusive right to any benefit received with respect to any Exclusive Company Contingent Gain. The Company shall have the sole and exclusive authority to commence, prosecute, settle, manage, control, conduct, waive, forego, release, discharge, forgive and otherwise determine all matters whatsoever with respect to any Exclusive Company Contingent Gain.
     (c) Any benefit that may be received from any Shared Contingent Gain shall be shared between ECC and the Company in proportion to the Shared ECC Percentage and the Shared Company Percentage, respectively, and shall be paid in accordance with Section 6.4. If it is determined by the parties hereto or the Contingent Claim Committee that a Contingent Gain is a Shared Contingent Gain, the party hereto determined to have a majority of the Shared Percentage of such Shared Contingent Gain shall have the sole and exclusive authority to commence, prosecute, settle, manage, control, conduct, waive, forgo, release, discharge, forgive and otherwise determine all matters whatsoever with respect to such Shared Contingent Gain. The party hereto with a minority interest in such Shared Contingent Gain shall not take, or permit any member of its Group to take, any action (including commencing any claim) that would interfere with such rights and powers of the other party. The party with a majority of the Shared Percentage of such Shared Contingent Gain shall use its reasonable best efforts to notify the other party in the event that it commences an Action with respect to a Shared Contingent Gain; provided, that the failure to provide such notice shall not give rise to any rights on the part of the other party against such party or affect any other provision of this Section 6.1. The party with a majority of the Shared Percentage of such Shared Contingent Gain may elect not to pursue any Shared Contingent Gain for any reason whatsoever (including a different assessment of the merits of any Action, claim or right than the other party or any business reasons that are in the best interests of such party or a member of such party’s Group, without regard to the best interests of any member of the other Group) and no member of the Group with a majority interest in such Shared Contingent Gain shall have any liability to any Person (including any member of the other Group) as a result of any such determination.
     (d) In the event of any dispute as to whether any claim or right is a Contingent Gain or whether any Contingent Gain is a Shared Contingent Gain, an Exclusive ECC Contingent Gain or an Exclusive Company Contingent Gain, ECC may, but shall not be obligated to, commence prosecution or other assertion of such claim or right pending resolution of such dispute. In the event that ECC commences any such prosecution or assertion and, upon resolution of the dispute, it is determined hereunder that the Company has the exclusive right to such claim or right, ECC shall, promptly upon the request of the Company, discontinue the prosecution or assertion of such right or claim and transfer the control thereof to the Company. In such event, the Company will reimburse ECC for all costs and expenses, reasonably incurred prior to resolution of such dispute in the prosecution or assertion of such claim or right.
     Section 6.2 Exclusive Contingent Liabilities. Each Exclusive Contingent Liability shall constitute a Liability for which indemnification is provided by ECC or the Company, as the case may be, pursuant to Article V and shall be subject to the procedures set forth in Article V with respect thereto.

     Section 6.3 Shared Contingent Liabilities.
     (a) As set forth in Section 5.6(c) and subject to Section 5.6(g), any Third Party Claim that is a Shared Contingent Liability, and the costs and expenses thereof, shall be included in the calculation of the amount of the applicable Shared Contingent Liability in determining the reimbursement obligations of the other parties with respect thereto pursuant to this Section 6.3.
     (b) Each of ECC and the Company shall be responsible for its Shared Percentage of any Shared Contingent Liability. It shall not be a defense to any obligation by any party to pay any amount in respect of any Shared Contingent Liability that such party was not consulted in the defense thereof, that such party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such party does not approve of the quality or manner of the defense thereof or that such Shared Contingent Liability was incurred by reason of a settlement rather than by a judgment or other determination of liability (even if, subject to Section 5.6(g), such settlement was effected without the consent or over the objection of such party).
     Section 6.4 Payments. Any amount owed in respect of (i) any Shared Contingent Liabilities (including reimbursement for the cost or expense of defense of any Third Party Claim that is a Shared Contingent Liability), or (ii) any Shared Contingent Gains (including reimbursement for the costs or expenses to commence, prosecute or settle matters with respect to a Shared Contingent Gain), pursuant to this Article VI shall be remitted promptly after the party entitled to such amount provides an invoice (including reasonable supporting information with respect thereto) to the party owing such amount.
     Section 6.5 Procedures to Determine Status of Contingent Liability or Contingent Gain.
     (a) With respect to the Actions set forth on Schedule 6.5, and with respect to any other matters not set forth on Schedules 1.2, 1.3, 1.4, 1.5, 1.7 or 1.8 (regardless of whether such matters are currently pending but not set forth on such Schedules or are asserted or filed hereafter), ECC and the Company will form the Contingent Claim Committee for (x) the purpose of resolving whether:
     (i) any claim or right is a Contingent Gain;
     (ii) any Contingent Gain is a Shared Contingent Gain, an Exclusive ECC Contingent Gain or an Exclusive Company Contingent Gain;
     (iii) any Liability is a Contingent Liability; or
     (iv) any Contingent Liability is a Shared Contingent Liability, an Exclusive ECC Contingent Liability or an Exclusive Company Contingent Liability.
and (y) for the purpose of determining the Shared Company Percentage and the Shared ECC Percentage in connection with Shared Contingent Gains and Shared Contingent Liabilities.

     (b) (i) the parties hereto shall refer any Shared Contingent Gain or Shared Contingent Liability to the Contingent Claim Committee to determine the Shared Company Percentage and the Shared ECC Percentage in connection with such Shared Contingent Gain or Shared Contingent Liability and (ii) any of the parties hereto may refer any potential Contingent Gains or Contingent Liabilities to the Contingent Claim Committee for resolution as described in Section 6.5(a). If the Contingent Claim Committee reaches a determination (which shall be made within thirty (30) days of such referral on a matter submitted to the Contingent Claim Committee by any of the parties hereto), then that determination shall be binding on all of the parties hereto and their respective successors and assigns. In the event that the Contingent Claim Committee cannot reach a determination as to (i) the appropriate allocation of Contingent Gains or Contingent Liabilities between the parties hereto in connection with Shared Contingent Gains or Shared Contingent Liabilities, respectively, or (ii) as to the nature or status of any such Contingent Liabilities or Contingent Gains, within thirty (30) days after such referral, then the issue will be submitted to the respective Senior Party Representative of ECC and the Company for determination. If the Senior Party Representatives cannot reach a determination, then the procedures set forth in Article VIII of this Agreement shall govern.
     Section 6.6 Certain Case Allocation Matters. The parties hereto agree that if any Action not set forth on Schedules 1.2, 1.3, 1.4, 1.5, 1.7 or 1.8 involves separate and distinct claims that, if not joined in a single Action, would constitute separate Exclusive Contingent Liabilities of two or more parties, they will use their reasonable best efforts to segregate such separate and distinct claims so that the Liabilities associated with each such claim (including all costs and expenses) shall be treated as Exclusive Contingent Liabilities of the appropriate party and so that each party shall have the rights and obligations with respect to each such claim (including pursuant to Article V) as would have been applicable had such claims been commenced as separate Actions. Notwithstanding the foregoing provisions, this Section 6.6 shall not apply to any separate and distinct claim that is de minimis or frivolous in nature.
     Section 6.7 Termination of Certain Article VI Provisions. The provisions set forth in this Article VI related to the sharing of Contingent Gains and Contingent Liabilities shall terminate on the second anniversary of the Distribution Date except for (i) any claim or action pending or asserted by either party hereto on or prior to such termination, or (ii) any claim or action related to any matter that has a statute of limitations that extends beyond such termination date. Any claim or action referred to in (i) and (ii) above shall survive until the later of the final determination applicable to any such claim or action or for the applicable statute of limitations covering such claim or action as applicable.
ARTICLE VII
INSURANCE
     Section 7.1 Insurance Matters.
     (a) The Company does hereby, for itself and each other member of the Company Group, agree that no member of the ECC Group or any ECC Indemnified Party shall have any liability whatsoever as a result of the insurance policies and practices of ECC and its Affiliates as in effect at any time prior to the Effective Time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.
     (b) ECC agrees to use its reasonable best efforts to cause the interest and rights of the Company and the other members of the Company Group as of the Effective Time as insureds, additional named insureds or beneficiaries or in any other capacity under occurrence-based insurance policies and programs (and under claims-made policies and programs to the extent a claim has been submitted prior to the Effective Time) of ECC or any other member of the ECC Group in respect of periods prior to the Effective Time to survive the Effective Time for the period for which such interests and rights would have survived without regard to the transactions contemplated hereby to the extent permitted by such policies, and ECC shall continue to administer such policies and programs on behalf of the Company and the other members of the Company Group, subject to the Company’s reimbursement to ECC and the other relevant members of the ECC Group for the actual out-of-pocket costs of such ongoing administration and the internal costs (based on the proportion of the amount of time actually spent on such matter to such employee’s normal working time) of any employee or agent of ECC of any other relevant member of the ECC Group who will be required to spend at least [ten percent (10%) of his or her normal working time over any ten (10) Business Days working with respect to any such matter]. Any proceeds received by ECC or any other member of the ECC Group after the Effective Time under such policies and programs in respect of the Company and the other members of the Company Group shall be for the benefit of the Company and the other members of the Company Group.
     (c) This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the ECC Group in respect of any insurance policy or any other contract or policy of insurance.
     (d) Nothing in this Agreement shall be deemed to restrict any member of the Company Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.
ARTICLE VIII
DISPUTE RESOLUTION
     Section 8.1 Agreement to Resolve Disputes. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and dispute resolution set forth in this Article VIII shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the parties hereto relating hereto or thereto, between or among any member of the ECC Group on the one hand and the Company Group on the other hand. Each party hereto agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article VIII shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as otherwise required by Applicable Law.
     Section 8.2 Dispute Resolution; Mediation.
     (a) Either party hereto may commence the dispute resolution process of this Section 8.2 by giving the other party hereto written notice (a “Dispute Notice”) of any controversy, claim or dispute of whatever nature arising out of or relating to this Agreement or the breach, termination, enforceability or validity thereof (a “Dispute”) which has not been resolved in the normal course of business. The parties hereto shall attempt in good faith to resolve any Dispute by negotiation between executives of each party hereto (“Senior Party Representatives”) who have authority to settle the Dispute and who are at a higher level of management than the persons who have direct responsibility for the administration of this Agreement. Within fifteen (15) days after delivery of the Dispute Notice, the receiving party shall submit to the other a written response (the “Response”). The Dispute Notice and the Response shall include (i) a statement setting forth the position of the party giving such notice and a summary of arguments supporting such position and (ii) the name and title of such party’s Senior Party Representative and any other persons who will accompany the Senior Party Representative at the meeting at which the parties hereto will attempt to settle the Dispute. Within thirty (30) days after the delivery of the Dispute Notice, the Senior Party Representatives of both parties hereto shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. The parties hereto shall cooperate in good faith with respect to any reasonable requests for exchanges of information regarding the Dispute or a Response thereto.
     (b) If the Dispute has not been resolved within sixty (60) days after delivery of the Dispute Notice, or if the parties hereto fail to meet within thirty (30) days after delivery of the Dispute Notice as hereinabove provided, the parties hereto shall make a good faith attempt to settle the Dispute by mediation pursuant to the provisions of this Section 8.2 before resorting to arbitration contemplated by Section 8.3 or any other dispute resolution procedure that may be agreed by the parties hereto.
     (c) All negotiations, conferences and discussions pursuant to this Section 8.2 shall be confidential and shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration.
     (d) Unless the parties hereto agree otherwise, the mediation shall be conducted in accordance with the CPR Institute for Dispute Resolution Model Procedure

for Mediation of Business Disputes in effect on the date of this Agreement by a mediator mutually selected by the parties hereto.
     (e) Within thirty (30) days after the mediator has been selected as provided above, both parties hereto and their respective attorneys shall meet with the mediator for one (1) mediation session, it being agreed that each party representative attending such mediation session shall be a Senior Party Representative with authority to settle the Dispute. If the Dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, either party hereto may give the other and the mediator a written notice declaring the mediation process at an end.
     (f) Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party hereto shall be responsible for its own expenses.
     Section 8.3 Arbitration.
     (a) Subject to Section 8.3(b), if the Dispute has not been resolved by the dispute resolution process described in Section 8.2, the parties hereto agree that any such Dispute shall be settled by binding arbitration before the American Arbitration Association (“AAA”) in Denver, Colorado pursuant to the Commercial Rules of the AAA. Any arbitrator(s) selected to resolve the Dispute shall be bound exclusively by the laws of the State of New York without regard to its choice of law rules. Any decisions of award of the arbitrator(s) will be final and binding upon the parties hereto and may be entered as a judgment by the parties hereto. Any rights to appeal or review such award by any court or tribunal are hereby waived to the extent permitted by Applicable Law.
     (b) Any Dispute regarding the following is not required to be negotiated or mediated prior to seeking relief from an arbitrator: (i) breach of any obligation of confidentiality; and (ii) any other claim where interim relief from the arbitrator is sought to prevent serious and irreparable injury to one of the parties hereto. However, the parties hereto to the Dispute shall make a good faith effort to negotiate and mediate such Dispute, according to the above procedures, while such arbitration is pending.
     (c) Costs of the arbitration shall be borne equally by the parties involved in the matter, except that each party hereto shall be responsible for its own expenses.
     Section 8.4 Continuity of Service and Performance. Unless otherwise agreed in writing, the parties hereto will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VIII with respect to all matters not subject to such Dispute.

ARTICLE IX
MISCELLANEOUS
     Section 9.1 Limitation of Liability. In no event shall any member of the ECC Group or the Company Group be liable to any member of the other Group for any special, consequential, indirect, collateral, incidental or punitive damages or lost profits or failure to realize expected savings or other commercial or economic loss of any kind, however caused and on any theory of liability (including negligence) arising in any way out of this Agreement, whether or not such Person has been advised of the possibility of any such damages; provided, however, that the foregoing limitations shall not limit either party’s hereto indemnification obligations for Liabilities with respect to Third Party Claims as set forth in Article V. The provisions of Article V and Article VIII shall be the parties’ hereto sole recourse for any breach hereof or any breach of the Ancillary Agreements.
     Section 9.2 Counterparts. This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties thereto and delivered to the other party or parties.
     Section 9.3 Entire Agreement. This Agreement, the Ancillary Agreements, and the Schedules and Exhibits hereto and thereto constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all previous agreements, negotiations, discussions, understandings, writings, commitments and conversations between the parties hereto with respect to such subject matter. No agreements or understandings exist between the parties hereto other than those set forth or referred to herein or therein.
     Section 9.4 Construction. In this Agreement and each of the Ancillary Agreements, unless a clear contrary intention appears:
     (a) the singular number includes the plural number and vice versa;
     (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement or the relevant Ancillary Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;
     (c) reference to any gender includes each other gender;
     (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented or restated, and in effect from time to time in accordance with the terms thereof subject to compliance with the requirements set forth herein or in the relevant Ancillary Agreement;

     (e) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;
     (f) “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement or to the relevant Ancillary Agreement as a whole and not to any particular article, section or other provision hereof or thereof;
     (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
     (h) the Table of Contents and headings are for convenience of reference only and shall not affect the construction or interpretation hereof or thereof;
     (i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;” and
     (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
     Section 9.5 Signatures. Each party hereto acknowledges that it and the other party hereto (and the other members of their respective Groups) may execute this Agreement and each of the Ancillary Agreements by facsimile, stamp or pdf signature. Each party hereto expressly adopts and confirms each such facsimile, stamp or pdf signature made in its respective name (or that of the applicable member of its Group) as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such party to the same extent as if it were signed manually and agrees that at the reasonable request of the other party hereto at any time it will as promptly as reasonably practicable cause each such Agreement and Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).
     Section 9.6 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and permitted assigns; provided, however, that except as specifically provided in any Ancillary Agreement, no party hereto or thereto may assign (by merger, operation of law or otherwise) its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.
     Section 9.7 Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any ECC Indemnified Party or any Company Indemnified Party in their respective capacities as such and for the release under Section 5.2 of any Person provided therein and except as specifically provided in any Ancillary Agreement, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties hereto and thereto and their respective successors and permitted assigns and are not intended to confer upon any Person, except the parties hereto and thereto and their respective successors and permitted assigns, any rights or remedies hereunder and (b) there are no third party beneficiaries of this Agreement or any Ancillary Agreement; and neither this Agreement nor any Ancillary Agreement shall provide any third party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.
     Section 9.8 Payment Terms.
     (a) Other than with respect to amounts payable pursuant to Article V (which are covered by Section 5.9), any amount to be paid or reimbursed by one party to the other under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.
     (b) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate plus 2% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.
     Section 9.9 Governing Law. This Agreement and each Ancillary Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction.

     Section 9.10 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing, shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile (upon receipt of confirmation), or if mailed, one day after mailing, as follows:
If to ECC, to:
EchoStar Communications Corporation
9601 S. Meridian Blvd., Englewood, CO 80112
Attention: General Counsel
Fax: (303) 723-1699
with a copy to:
White & Case LLP
1155 Avenues of the Americas
New York, NY 10036
Attention: Daniel G. Dufner
Fax: (212) 403-2000
If to Company, to:
EchoStar Holding Corporation
90 Inverness Circle East, Englewood, CO 80112
Attention: General Counsel
Fax: (303) 723-1699
with a copy to:
White & Case LLP
1155 Avenues of the Americas
New York, NY 10036
Attention: Daniel G. Dufner
Fax: (212) 403-2000
     Section 9.11 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party hereto or thereto. Upon such determination, the parties hereto shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties hereto.

     Section 9.12 Nonrecurring Costs and Expenses. Notwithstanding anything herein to the contrary, any nonrecurring costs and expenses incurred by the parties hereto to effect the transactions contemplated hereby which are not allocated pursuant to the terms of this Agreement or any Ancillary Agreement shall be the responsibility of the party which incurs such costs and expenses.
     Section 9.13 Publicity. Prior to the Distribution Date, ECC shall be responsible for issuing any press releases or otherwise making public statements with respect to this Agreement, the Separation, the Distribution or any of the other transactions contemplated hereby and thereby, and the Company shall not make such statements without the prior written consent of ECC. Prior to the Distribution Date, ECC and the Company shall each consult with the other prior to making any filings with any Governmental Authority with respect thereto.
     Section 9.14 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, any covenants, representations or warranties contained in this Agreement or any Ancillary Agreement shall survive the Separation and Distribution and shall remain in full force and effect.
     Section 9.15 Waiver of Default; Conflicts.
     (a) Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or the parties hereto entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any party hereto, it is in writing signed by an authorized representative of such party.
     (b) Waiver by any party hereto of any default by the other party hereto of any provision of this Agreement or any Ancillary Agreement shall not be construed to be a waiver by the waiving party of any subsequent or other default, nor shall it in any way affect the validity of this Agreement or any party hereof or prejudice the rights of the other party thereafter to enforce each and ever such provision. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     (c) Each party hereto acknowledges that each of the parties hereto and each member of their respective Group are all currently represented by members of ECC’s legal department and ECC’s outside counsel. Each of ECC (on behalf of itself and every member of its Group), on the one hand, and Company (on behalf of itself and every member of its Group), on the other hand, waives any conflict with respect to such common representation that may arise before, at or after the Distribution Date.
     Section 9.16 Amendments. This Agreement may be amended, supplemented, modified or abandoned at any time prior to the Distribution Date by and in the sole and absolute discretion of ECC without the approval of Company or of the stockholders of ECC. After the Effective Time, no provisions of this Agreement or any Ancillary Agreement shall be deemed amended, modified or supplemented by any party hereto, unless such amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such amendment, supplement or modification.
     Section 9.19 Controlling Documents. To the extent that the provisions of the Employee Matters Agreement, the Intellectual Property Matters Agreement, the Management Services Agreement, the Tax Sharing Agreement or the Transition Services Agreement conflict with the provisions of this Agreement, the provisions of such other agreement or agreements shall govern.
     Section 9.20 Specific Performance. The parties hereto agree that the remedy at law for any breach of this Agreement may be inadequate, and that, as between ECC and the Company, any party hereto by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement as between ECC and the Company, or prevent any violation hereof, and, to the extent permitted by Applicable Law, as between ECC and the Company, each party hereto waives any objection to the imposition of such relief.
[SIGNATURE PAGE FOLLOWS]

     WHEREFORE, the parties have signed this Separation Agreement effective as of the date first set forth above.

ECHOSTAR COMMUNICATIONS CORPORATION

Name:
Title:

ECHOSTAR HOLDING CORPORATION

Name:
Title: